Filed Pursuant to Rule 433
                                                         File No.: 333-129918-02

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-129918. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

                             CSMCRED-2006C2-V3.1 AM
                                   Yield Table
--------------------------------------------------------------------------------
Current Balance            :$143,946,000                             :
Pass-Thru Rate             :5.8477                                   :
Accrued Days / Delay Days  :29 / 14                     Settlement   :05/30/2006
                                                        Factor Date  :05/25/2006
--------------------------------------------------------------------------------
               Prepayments
-----------------------------------------
                            0.0% CPR
                        -----------------
        Price           Idx Sprd   ModDur
--------------------    --------   ------
    98.78125   98-25        33.7     7.26
    98.81250   98-26        33.3
    98.84375   98-27        32.8
    98.87500   98-28        32.4
    98.90625   98-29        32.0
    98.93750   98-30        31.5
    98.96875   98-31        31.1
    99.00000   99-00        30.7

    99.03125   99-01        30.2     7.26
    99.06250   99-02        29.8
    99.09375   99-03        29.4
    99.12500   99-04        28.9
    99.15625   99-05        28.5
    99.18750   99-06        28.1
    99.21875   99-07        27.6
    99.25000   99-08        27.2

    99.26562   99-08+       27.0     7.26
    99.28125   99-09        26.8
    99.31250   99-10        26.3
    99.34375   99-11        25.9
    99.37500   99-12        25.5
    99.40625   99-13        25.1
    99.43750   99-14        24.6
    99.46875   99-15        24.2

    99.50000   99-16        23.8      7.27
    99.53125   99-17        23.3
    99.56250   99-18        22.9
    99.59375   99-19        22.5
    99.62500   99-20        22.0
    99.65625   99-21        21.6
    99.68750   99-22        21.2
    99.71875   99-23        20.8
------------------   -----------------
    Avg Life                9.77
------------------   -----------------
First Pay               02/15/2016
Last Pay                03/15/2016
Prin. Window                2

Spread Over : SWAPCURVE SWAP Curve(bp): 9 Yr 51.00; 10 Yr 51.25;

Treasury Curve: 1 Yr 0.0000%; 2 Yr 0.0000%; 3 Yr 0.0000%; 5 Yr 4.9820%;
10 Yr 5.1010%; 30 Yr 0.0000%;

               Prepayments
-----------------------------------------
                               0.0% CPR
                           --------------
       Price               Yield   ModDur
--------------------       -----   ------
    98.78125   98-25       5.945     7.26
    98.81250   98-26       5.940
    98.84375   98-27       5.936
    98.87500   98-28       5.932
    98.90625   98-29       5.927
    98.93750   98-30       5.923
    98.96875   98-31       5.919
    99.00000   99-00       5.914

    99.03125   99-01       5.910     7.26
    99.06250   99-02       5.906
    99.09375   99-03       5.901
    99.12500   99-04       5.897
    99.15625   99-05       5.893
    99.18750   99-06       5.888
    99.21875   99-07       5.884
    99.25000   99-08       5.880

    99.26562   99-08+      5.878     7.26
    99.28125   99-09       5.875
    99.31250   99-10       5.871
    99.34375   99-11       5.867
    99.37500   99-12       5.862
    99.40625   99-13       5.858
    99.43750   99-14       5.854
    99.46875   99-15       5.850

    99.50000   99-16       5.845     7.27
    99.53125   99-17       5.841
    99.56250   99-18       5.837
    99.59375   99-19       5.832
    99.62500   99-20       5.828
    99.65625   99-21       5.824
    99.68750   99-22       5.819
    99.71875   99-23       5.815
---------------------      --------------
    Avg Life                9.77
---------------------      --------------
First Pay                      02/15/2016
Last Pay                       03/15/2016
Prin. Window                       2

The analyses, calculations, and valuations herein are based on certain assumptions and data provided by third parties which may vary from the actual characteristics of the pool. Credit Suisse makes no representation that such analyses or calculations are accurate or that such valuations represent levels where actual trades may occur. Investors should rely on the information contained in or filed in connection with the prospectus / prospectus supplement.